EXHIBIT 10.4

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Earnout Agreement”) is made this 11th day of March, 2011, and entered into by and among PRATTCENTER, LLC, an Alabama limited liability company (“Seller”), and INLAND DIVERSIFIED PRATTVILLE LEGENDS, L.L.C., an Delaware limited liability company (“Purchaser”).

RECITALS:

A.

Seller and Inland Real Estate Acquisitions, Inc. (“Original Purchaser”) entered into that certain Contract dated as of December 23, 2010, as amended (the “Contract”) for the purchase and sale of improved real property commonly known as Prattville Town Center, located at 2754 Legends Parkway, Prattville, Alabama, as more particularly described in the Contract (the “Property”).

B.

Original Purchaser assigned the Contract to Purchaser;

C.

Pursuant to the Contract, the parties agreed that if the leasable space at the Property was not one hundred percent leased to tenants satisfying the Earnout Conditions (as hereinafter defined) paying full rent as of the date of closing under the Contract (the “Closing”), they would enter into an agreement to provide for the ongoing right of Seller to market, lease and perform other actions necessary to earn payment of the Earnout Amount (as hereinafter defined).

D.

All capitalized terms in this Earnout Agreement have the same meanings as in the Contract unless expressly provided otherwise herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements hereinafter set forth and in furtherance of the parties’ understanding, it is agreed as follows:

1.

At Closing an amount equal to $26,948,509.68 (the “Initial Purchase Price”) is to be paid to Purchaser.

2.

At Closing, the sum of $2,467,235.68 (the “Earnout Amount”) will not be paid to Seller pursuant to the terms of the Contract, and subject to the terms of this Earnout Agreement, Seller shall have the right to earn payment of the Earnout Amount from Purchaser with respect to certain spaces at the Property (the “Earnout Space”), each as identified on Schedule 1.1 of this Earnout Agreement, attached hereto and made a part hereof.

3.

At Closing, an amount equal to $504,102.96 was withheld from Seller’s net proceeds of sale and deposited into escrow at Chicago Title Insurance Company (“CTT”)  to fund the payment of: (i) tenant improvement allowances for the Earnout Space in the amount of $304,410 (the “TI Escrow Amount”); and (ii) leasing commissions for the Earnout Space in the amount of $60,882 (the “LC Escrow Amount”); and (iii) common area maintenance charges, real estate taxes and insurance for the Earnout Space during the Earnout Period (defined immediately below) in the amount of $138,810.96 (the “CAM Escrow Amount”).

4.

Subject to the terms of  Section 4(i) and Paragraph 13 of Schedule 3.1 attached hereto, below, Seller shall have up to 36-months from and after March 11, 2011 (the “Earnout Period”) to submit Approved Leases (as defined below) to Purchaser which qualify to earn all or a portion of the Earnout Amount in accordance with the provision of this Section 4.

(a)

Seller shall have the exclusive right to market the Earnout Space during the Earnout Period and shall have the right to retain SRS REAL ESTATE PARTNERS, LLC or any other reputable, licensed broker (“Broker”) as the exclusive broker for such purpose through the Earnout Period, and the listing agreement with Broker shall not extend beyond the term of the Earnout Period as expressly defined hereunder.  Purchaser shall have the exclusive right to lease any portion of the Property other than the Earnout Space during the Earnout Period.

(b)

Seller shall present proposed leasing deals for the Earnout Space to Purchaser for Purchaser’s review and approval.  Purchaser shall not withhold its consent to any proposed lease which meets or exceeds the criteria set forth on Schedule 3.1 attached (the “Leasing Criteria”); provided, however, notwithstanding Sections 15 and 16 of the Leasing Criteria, Purchaser hereby approves the proposed tenant improvement allowance in an amount not to exceed $35/psf in connection with the proposed lease with OfficeDepot, Inc for the vacant 20,294 sf space within the Property. Purchaser shall execute any lease which substantially complies with the Leasing Criteria in all material respects (an “Approved Lease”) within five (5) business days after Purchaser’s receipt thereof.  Seller may present lease deals to Purchaser which do not comply with the Leasing Criteria in all material respects and Purchaser shall have the right of approval over such proposed lease deals in its sole discretion and upon such approval by Purchaser, if any, such lease shall be deemed to be an Approved Lease.

(c)

Seller shall be deemed to have earned a portion of the Earnout Amount upon satisfaction of each of the following  (the “Earnout Conditions”):

(i)

presentation to Purchaser of an Approved Lease signed by the applicable tenant;

(ii)

such tenant has accepted its premises as being in the condition required by the terms of an Approved Lease and has taken possession of such premises;

(iii)

such tenant has opened for business within its premises, and such tenant is paying full rental payments, including its prorata share of CAM, real estate taxes and insurance, as provided for in such Approved Lease;

(iv)

Seller has provided Purchaser with an estoppel certificate executed by the tenant with regard to such Approved Lease in the form attached hereto as Exhibit A;

(v)

Purchaser shall have received an updated title search of the Property, performed at Seller’s expense, which shows no liens or notices of work of record related to such Approved Lease (applicable for any post-Closing construction of buildings and related improvements by Seller upon the Property only);

(vi)

Seller has provided Purchaser with a certificate of occupancy or its local equivalent with regard to the leased premises; and

(vii)

Seller has provided evidence reasonably acceptable to Purchaser that all leasing commissions and tenant improvement work with regard to or as required by such Approved Lease have been paid in full, including copies of final lien waivers with regard to any Work within the premises.

(d)

The Earnout Amount so earned by Seller with regard to an Approved Lease for a portion of the Earnout Space meeting the Earnout Conditions together with the amounts described in Section 6 below, if any, shall be paid to Seller by Purchaser within ten (10) business days after the later of written notice from Seller to Purchaser, and satisfaction of the last of the Earnout Conditions (“Earnout Closing”).

(e)

The portion of the Earnout Amount earned at the time of an Earnout Closing shall be calculated as follows:

Base rent (less slippage) at the rate applicable to the Approved Lease or leases on an annualized basis (such base rent in no event to exceed 110% of the pro forma annual base rent for such space per the rent roll attached hereto as Schedule 2.1) divided by a base rent divider of .82251.

The amount payable by Purchaser to Seller shall be reduced by: (x) leasing commissions and tenant improvement allowances for which Seller has responsibility and not otherwise paid by Seller to the applicable tenant or are not funded into escrow pursuant to the terms of this Earnout Agreement, and (y) the estimated cost of any incomplete Post Closing Earnout Work which is the subject of the Post Closing Earnout Work Notice (as defined in Section 4(g) below).

(f)

Seller shall have the right to utilize: (i) the LC Escrow Amount to satisfy the payment of agents and brokers pursuant to Approved Leases on a tenant-by-tenant basis, and (ii) the TI Escrow Amount to pay for tenant improvement work pursuant to Approved Leases on a tenant-by-tenant basis; provided however, to the extent the LC Escrow Amount and the TI Escrow Amount are respectively not sufficient to satisfy such payments on a tenant-by-tenant basis, Seller shall be responsible for payment of any shortfall on a tenant-by-tenant basis.  That part of the LC Escrow Amount and the TI Escrow Amount remaining upon the expiration of the ninety (90) day period following the Earnout Period as referenced in Section 4(i) below for Earnout Space not then leased to tenants for which Seller has not been paid a part of the Earnout Amount at an Earnout Closing, shall (upon the expiration of such 90-day period following the Earnout Period) promptly be released by CTT to Purchaser.

(g)

Seller, at its sole cost and expense, shall be responsible for all landlord’s work required in connection with any Approved Lease, if any (including any call-backs), after Closing (“Post Closing Earnout Work”).  Seller’s obligations under this Section 4(g) shall survive Closing until Seller completes such Post Closing

Earnout Work. Purchaser shall have the right, at Purchaser’s sole discretion and upon at least five (5) days written notice prior to an Earnout Closing (“Post Closing Earnout Work Notice”), to retain the estimated cost of any such Post Closing Earnout Work from the Earnout Closing for each Approved Lease.

(h)

Seller shall assign any warranties to Purchaser, at Seller’s sole cost, and Purchaser shall be responsible for all Landlord maintenance and repair expenses under each Approved Lease (except to the extent provided in Section 4(g), above).

(i)

If Seller shall have fully satisfied the Earnout Conditions set forth in (i) through (iv) and (vi) above prior to the expiration of the Earnout Period and one or more components of Earnout Conditions set forth in (v) and (vii) are not then satisfied as of the expiration of the Earnout Period, Seller shall have an additional period of 90-days from the expiration of the Earnout Period solely for the purpose of satisfying the Earnout Conditions set forth in (v) and (vii).

(j)

A condition precedent to any Earnout Closing is that Seller shall then be in material compliance with the terms of the Post Closing and Indemnity Agreement, of even date herewith (the “Post Closing Agreement”), entered into between Seller and Purchaser as part consideration of the agreement of Purchaser to close upon the acquisition of the Property with issues therein described then unresolved.

5.

Purchaser hereby grants to Seller and its representatives the right to enter the Property to: (i) perform any Post Closing Earnout Work required with regard to an Approved Lease; and (ii) to show the Earnout Space to prospective tenants.  Purchaser shall cooperate with Seller in all reasonable respects in Seller’s performance of any Post Closing Earnout Work.  Seller shall indemnify, defend and hold Purchaser and its agents and employees, harmless from and against any and all causes of action, damages, losses, demands, judgments, liens, claims, costs, and expenses (including reasonable attorney’s fees and court costs) which arise or occur in connection with Seller showing the Earnout Space to prospective tenants and also: (a) any matter related to bodily injury, death or property damage caused by Seller or its contractor in connection with the performance of the Post Closing Earnout Work, and (b) any mechanics lien claim arising in the performance of the Post Closing Earnout Work. Seller, or Seller’s contractor, shall purchase and maintain, with a company or companies lawfully authorized to do business in the State of Georgia, comprehensive general liability insurance and insurance for protection from claims under worker’s or workmen’s compensation acts and other employee benefit acts which are applicable, claims for damages because of bodily injury, including death, and from claims for damages, other than for the Post Closing Earnout Work itself, to property which may arise out of or result from the performance of the Post Closing Earnout Work, whether actually performed by Seller or a contractor/subcontractor or anyone directly or indirectly employed by any of them.  This insurance shall be written for not less than $2,000,000.00 and shall include contractual liability insurance applicable to Seller’s obligations. Purchaser hereby agrees to indemnify, defend and hold Seller and its agents and employees, harmless from and against any and all causes of action, damages, losses, demands, judgments, liens, claims, costs, and expenses (including reasonable attorney’s fees and court costs) which arise or occur in connection with any matter related to bodily injury, death or property damage caused by Purchaser or its agents in connection with the performance of the Post Closing Earnout Work. Seller shall assign to Purchaser all warranties in respect of the Post Closing Earnout Work.  Seller’s and Purchaser’s obligations under this Section shall survive the last of the Earnout Closings for a period of twelve (12) months.

6.

From and after the date of Closing, from the CAM Escrow Amount, Purchaser shall have the right to draw an amount monthly in advance (pro rated for any partial month) equal to monthly CAM, real estate taxes and insurance with respect to the Earnout Space until the completion of an Earnout Closing with respect to such Earnout Space, and such amount shall be reduced, as applicable, as portions of the Earnout Space are so completed.  Likewise, any sums allocated to the Earnout Space pursuant to Schedule 1.1 attached hereto on a space by space basis for leasing commissions, tenant improvement allowances and common area maintenance charges, real estate taxes and insurance which sums are not utilized to satisfy the Earnout Conditions for a specific Approved Lease or otherwise disbursed to Purchaser as hereinabove provided in the first sentence of this Section 6, shall be released to Seller upon an Earnout Closing for such Approved Lease.  In no event shall Seller’s obligation with respect to monthly payments under this Section extend beyond the Earnout Period.  Purchaser and Seller hereby agree to reconcile CAM payments made by Seller to Purchaser pursuant to the terms of this Earnout Agreement in the manner described by Paragraph 4 of the Post Closing Agreement.

7.

Upon the occurrence of an Earnout Closing in accordance with the terms of this Earnout Agreement, Purchaser shall pay to Seller the portion of the Earnout Amount earned with respect to the applicable Approved Lease together with the amounts described in Section 6, above, if any.  Upon the expiration of the Earnout Period, Seller expressly waives any right to any remaining Earnout Amounts with respect to any Earnout Space which has not as of the expiration of the Earnout Period fully satisfied the Earnout Conditions.

8.

All notices, certificates, requests, demands, materials and other communications hereunder shall be in writing and deemed to have been duly given (1) upon delivery by hand to the appropriate address of Purchaser or Seller as set forth in this Earnout Agreement, or (2) the following business day after mailed by overnight courier or overnight mail for guaranteed next business day delivery.  All notices shall be addressed to the following addresses or to such address as may be given hereafter in writing to all parties to this Earnout Agreement:

To Seller:

Prattcenter, LLC

1111 Metropolitan Avenue, Suite 700

Charlotte, NC 28204

Attn:  Thomas E. McMillan, III

With a copy to:

Michael Robbe, Esq.

1111 Metropolitan Avenue, Suite 700

Charlotte, North Carolina 28204

To Purchaser:

Inland Diversified Prattville Legends, L.L.C.

c/o Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Attn:  Matthew Tice

With a copy to:

The Inland Real Estate Group, Inc.

Attention:  Robert Baum, General Counsel

2901 Butterfield Road

Oak Brook, Illinois  60523

9.

This Earnout Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

10.

This Earnout Agreement shall be binding upon Purchaser and Seller and their respective successors and assigns; provided neither Seller nor Purchaser shall be released from liability with regard to the obligations of this Earnout Agreement notwithstanding any assignment of this Earnout Agreement by Seller or Purchaser.

11.

No individual or entity other than Purchaser and Seller and their successors and assigns shall have any rights under this Earnout Agreement or any right or claim to the Earnout Amount as a result of this Earnout Agreement.

12.

A breach of this Earnout Agreement by Purchaser or Seller shall be deemed a breach of the Contract, and Purchaser and Seller shall have all contract action remedies for such breach under the laws of the State of Alabama with regard to the enforcement of this Earnout Agreement.

13.

This Earnout Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Earnout Agreement.  A scanned (pdf) copy of any executed original of the signature page of this Earnout Agreement shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties shall confirm scanned transmissions by executing duplicate original documents and delivering the same to the requesting party.

14.

In any case where this Earnout Agreement provides that Seller is required to obtain a consent or other approval from Purchaser, such approval will be deemed given if Purchaser fails to respond, in writing, to a written notice seeking approval accompanied by material reasonably sufficient for Purchaser to evaluate the request (and otherwise satisfying the requirements of this Earnout Agreement), within five (5) business days after receipt of such notice, and such failure to respond continues for three (3) business days after the receipt of Purchaser of a second notice, provided that such second notice has a legend in a prominent place in capital letters stating ATTENTION PURCHASER:  YOU WILL BE DEEMED TO HAVE CONSENTED TO AND APPROVED THE MATTER REQUESTING IN THIS NOTICE IF YOU FAIL TO RESPOND TO THIS NOTICE IN WRITING WITHIN THREE (3) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE (the “Deemed Approved Provision”).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Earnout Agreement as of the date first above written.

SELLER:

                                   PRATTCENTER, LLC, an Alabama limited liability company

                                   By: /s/ Thomas E. McMillan, III

                                   Title: Manager

                                   Name: Thomas E. McMillan, III

         PURCHASER:

INLAND DIVERSIFIED PRATTVILLE LEGENDS, L.L.C., a Delaware limited liability company

 By: Inland Diversified Real Estate Trust, Inc., a Maryland corporation,

 its sole member

 By:

/s/ Sharon Anderson-Cox

 Name:

Sharon Anderson-Cox

         Its:

Vice President

SCHEDULE 1.1

EARNOUT SPACE ESCROWS

		TI	Comm	NNN
Tenant	SF	$15.00 PSF	$3.00 PSF	$6.84 PSF	TOTAL

Old Circuit City

20,294

$304,410

$60,882

$138,810.96

$504,102.96

TOTALS

20,294

$304,410

$60,882

$138,810.96

$504,102.96

IN NO EVENT SHALL THE INITIAL PURCHASE PRICE PLUS ALL EARNOUT

AMOUNTS EXCEED 110% OF PRO FORMA RENT

Schedule 2.1

RENT ROLL

Schedule 3.1

LEASING PARAMETERS

1.

The proposed use shall be a use typically found in retail centers of this type.

2.

The proposed use shall be subject to Purchaser’s reasonable right of approval based upon the proposed tenant use in consideration of duplicate uses at the Property and duplicate uses at properties of the same size and class as the Property (other than cell phone service providers which may be duplicative).

3.

The proposed lease must provide for tenant sales reporting at a minimum of annually with monthly being the preferred method.  The exception being “National Credit Tenants;” defined as a minimum of $350 million in annual gross sales.  Notwithstanding the forgoing, Seller will utilize commercially reasonable efforts to require tenants to report sales.

4.

The proposed use shall not violate any exclusives (nor any prohibited uses) existing in any other tenant’s lease or covenants existing in any other documents of record.

5.

The lease is for an original term of not less than 5 years, nor more than 15 years.

6.

No concessions shall be provided to the tenant (e.g., free rent, CAM, taxes, insurance relief, TI’s) which would be at Purchaser’s expense. Concessions granted at Seller’s expense are permitted, subject to Purchaser’s approval and the terms of these Leasing Parameters (e.g. #16).

7.

All leases (other than leases with national tenants and tenants in excess of 7,500 square feet) shall be prepared substantially in accordance with the small shop tenant lease form approved by Purchaser during the Study Period subject to commercially reasonable variances and prevailing market parameters such as those found in the existing center.

8.

The proposed tenant or operator has successful retail and/or business operating experience including, but not limited to, three years in the type of business to be operated at the leased premises.  In the absence of three years experience, the proposed tenant must be an approved franchisee of a recognized franchisor.

9.

Intentionally Omitted.

10.

The proposed non-national credit tenant and/or lease guarantor has an aggregate net worth of at least three years of the total aggregate annualized rent, including all expenses, for any tenant of the leased premises, together with a credit rating reasonably acceptable to Purchaser. Additionally, guarantor shall have liquid assets equivalent to 12 months of aggregate rent at the time of lease execution. In addition, Purchaser shall have the reasonable right to approve any so-called “national tenants,” and/or “national credit tenant,” which is then experiencing financial and/or sales difficulties as documented by independent third party reports.

11.

Said leases shall average at least 10% increases every five years.

12.

The tenant’s lease will not include rent reductions or early termination clauses of any kind prior to the end of the 5th lease year except for customary casualty and condemnation provisions; provided, however, a portion of the Property (not to exceed 4,000 square feet in the aggregate) may be subject to leases which contains a termination clause which is effective as of the end of the 3rd lease year.

13.

In addition to tenant’s base rent, the leases will include 100% reimbursement for taxes, insurance and common area maintenance (subject to caps on increases in CAM which are consistent with market conditions and conservative estimates of said increases and as approved by Purchaser), including either a 10% (of CAM) administrative charge or a 4% management fee.  Provided, however, that caps on CAM shall not apply to the so-called “uncontrollable expenses” in any event: snow removal and fuel related surcharges.

14.

Purchaser shall act in a commercially reasonable manner and in good faith during its review and determination of the credit worthiness of any tenant and/or guarantor.  Purchaser agrees to respond to Seller deliveries of tenant/guarantor credit information within 5 business days after its receipt by Purchaser, otherwise said tenant/guarantor credit worthiness shall be deemed approved by Purchaser.

15.

Tenant improvement allowances, free rent, leasing commissions and similar costs shall be subject to Purchaser’s reasonable approval and shall be paid by Seller or otherwise credited to Purchaser for payment when due.

16.

Tenant improvement allowances provided in a proposed lease shall be at market rates, not to exceed $35.00 per square foot for 1st generation space (over vanilla shell).

17.

No proposed tenant shall be: (i) under common ownership and/or control of Seller, nor (ii) related (in the context of familial relations and also in the context of business relations) to Seller or its respective constituent partners, members, owners, etc.

EXHIBIT A

 FORM OF ESTOPPEL CERTIFICATE

To:

Inland Diversified Prattville Legends, L.L.C.,

and its collective lenders successors and assigns (“Purchaser”)

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Sharon Anderson-Cox

Re:

Lease Agreement dated                                   and amended                                (“Lease”), between                                                                                     as “Landlord”, and                                                                           , as “Tenant”, guaranteed by                                                                          (“Guarantor”) for leased premises known as                                                                                                           (the “Premises”) of the property commonly known as                                                                                                                                           (the “Property”).

1.

Tenant hereby certifies that the following represents with respect to the Lease are accurate and complete as of the date hereof.

a.  Dates of all amendments, letter

agreements, modifications and waivers

related to the Lease

b. Commencement Date

c.  Expiration Date

d.  Current Annual Base Rent

Adjustment Date

Rental Amount

e.  Fixed or CPI Rent Increases

f.   Square Footage of Premises

g.   Security Deposit Paid to Landlord

h.   Renewal Options

           Additional Terms for

________ years at $                    per year

i.  Termination Options

Termination Date ______________

Fees Payable _________________

2.

Tenant further certifies to Purchaser that:

a.

the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

b.

the Lease has not been assigned and the Premises have not been sublet by Tenant;

c.

Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;

d.

Tenant is open for business or is operating its business at the Premises;

e.

no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;

f.

Landlord has no obligation to segregate the security deposit or to pay interest thereon;

g.

Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;

h.

Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;

i.

Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph 1(i));

j.

Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;

k.

Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;

l.

no hazardous wastes or toxic substances, as defined by all applicable federal, state or local statutes, rules or regulations have been disposed, stored or treated on or about the Premises or the Property by Tenant;

m.

Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein;

n.

Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws;

o.

the Lease does not give the Tenant any operating exclusives for the Property;

p.

Tenant is not affiliated with Seller in any way or manner through common ownership and/or control; and

q.

Rent has been paid through ______ __, 2011.

3.

This certification is made with the knowledge that Purchaser is about to acquire an ownership interest in the Property.  Tenant further acknowledges and agrees that Purchaser (including its lender), their respective successors and assigns shall have the right to rely on the information contained in this Certificate.  The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

[TENANT]

By:

Its:

Date:                                 , 2011